EXHIBIT 10.29

August 13, 2025

Philip Carter

Dear Phil:

It is with great pleasure that I confirm in writing the details of our offer to you to join Skyworks Solutions, Inc. (“Skyworks” or the “Company”) as its Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”). In this position you will report directly to Phil Brace, President and Chief Executive Officer. Your start date is expected to be September 8, 2025.

Responsibilities and Duties

You will perform those duties and have those responsibilities commensurate with the position of SVP and CFO and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of your duties and responsibilities as an employee of the Company. Your work location will be at the Skyworks offices in Irvine, California and you will travel as appropriate to fulfill your duties.

Compensation and Benefits

Salary

You will initially be paid a base salary at the annualized rate of $600,000, payable biweekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Your salary will be reviewed in November of each year beginning in November 2025 by the Compensation Committee of the Board (the “Compensation Committee”), along with the salaries of the rest of the executive leadership team.

Signing Bonus

You will receive a one-time signing bonus of $800,000 (the “Signing Bonus”). The Signing Bonus will be advanced to you in the Company’s second regular payroll period following your start date (subject to all withholdings and payroll deductions as required by law). This one-time Signing Bonus shall be deemed earned on the twenty-four (24)-month anniversary of your start date, subject to your continued employment with Skyworks as of such date.

Executive Incentive Plan

For the 2026 Fiscal Year (i.e., October 4, 2025 through October 2, 2026), you will be eligible to participate in the Executive Incentive Plan (the “EIP”), which provides cash incentives to the executive leadership team for the Company’s performance against specific predetermined corporate operating metrics. Your target award under the EIP for the 2026 Fiscal Year will be 100% of your annualized base salary that year (with a maximum award of 200% of your annualized base salary), with payment under the EIP based on Skyworks’ performance during the fiscal year. The corporate performance metrics for FY2026 will be established by the Compensation Committee of the Board in November 2025. Notwithstanding anything herein to the contrary, your participation in the EIP will be subject to all terms and conditions of the EIP document, including but not limited to the requirement that you remain actively employed by the Company through the date any payment is made under the EIP. An award under the EIP, if any, is earned on the date of payment.

Equity Awards

New Hire RSU Grant

You will receive a grant of Restricted Stock Units (“Onboarding RSUs”), with the number of shares subject to such award calculated by dividing $3,000,000 by the closing price of the Company’s common stock on your start date. The Onboarding RSUs will vest over a four-year period, contingent upon your continued employment with Skyworks, at a rate of twenty-five percent per year on each anniversary of the grant date and will be subject to the terms and conditions set forth in the applicable award agreement.

New Hire PSA Grant

You will receive a Performance Share Award (“New Hire PSA”), with the number of shares subject to such award calculated by dividing $3,800,000 by the closing price of the Company’s common stock on your start date. The New Hire PSA will vest based on the absolute level of achievement of total shareholder return (“TSR”) over the period beginning on October 4, 2025 (the first day of FY2026) and ending on September 29, 2028 (the last day of FY 2028) (the “TSR Measurement Period”), as well as your continued employment with the Company through November 11, 2028. This award will be subject to the terms and conditions set forth in the applicable award agreement, which provides that TSR shall be calculated using the average closing stock price of the Company's common stock for each trading day during the period of 60 consecutive calendar days ending on, and including, each of (i) the day immediately prior to the beginning of the TSR Measurement Period and (ii) the last trading day of the TSR Measurement Period.

The award agreements with respect to the Onboarding RSUs and New Hire PSA will be available in your E*Trade/Morgan Stanley stock plan account, or via a hard copy delivered by Stock Administration, after the grant date. You will be notified through your Skyworks email when the grants are available for acceptance, at which time you must take action to activate your E*Trade/Morgan Stanley account and accept your awards.

Future Annual Long-Term Equity Compensation

Beginning in FY2026, you will be eligible to participate in the Company’s annual executive long term equity incentive program. Each year, typically in November, the Compensation Committee approves the grant of Company equity awards (e.g., a blend of performance share awards and restricted stock units) which are based on performance, as well as the Compensation Committee’s review of third-party market data including the Company’s peer group.

Employee Stock Purchase Plan

You will be eligible to enroll in the Company’s Employee Stock Purchase Plan, subject to the terms of that plan. Participation will provide you with an opportunity to purchase shares of Company stock at a discount from the stock’s fair market value.

Executive Financial/Tax/Health Reimbursement Program

For fiscal year 2026, you will be eligible to be reimbursed up to $20,000 for the cost of financial planning services, personal tax/estate planning and preparation services, and/or an executive physical. Such reimbursements shall not be subject to any tax gross-ups and shall be subject to the terms of Skyworks’ applicable executive reimbursement policy.

Standard Employee Benefits

In addition, Skyworks offers a comprehensive benefits package, which currently includes medical, dental, vision, health savings account, short-term disability, long-term disability, accident insurance, and life insurance coverage. Skyworks also has a 40l(k) savings plan, and Skyworks will match 100% of your contributions, up to a maximum of 4% of your eligible compensation, subject to IRS limitations. Your contributions and the Company match are 100% vested the day they are made. Benefits are subject to change at any time in Skyworks’ sole discretion.

On an annual basis, you will be entitled to twenty (20) days of paid time off, seven and one half (7.5) days of paid wellness time, and twelve (12) paid holidays (including the Winter Break shut down), each in accordance with the Company’s plans and programs. For additional details on the Company’s benefits programs, please reach out to me directly. You may also refer to the Company’s summaries of plan documents, which will be available for review upon hire.

Severance Benefits

In connection with your commencement of employment, you will be given the opportunity to enter into a Change in Control / Severance Agreement with the Company in the form attached hereto as Appendix A.

Stock Ownership Requirements

As a member of the executive leadership team, you will be expected to comply with the Company’s Executive Officer Ownership and Retention Program, which requires that you attain ownership in the common stock of the Company equal to two and one half (2 1/2) times your then-current base salary by the fifth (5th) anniversary of your start date. More specific details of your stock ownership requirements will be communicated to you shortly after your start date.

Miscellaneous

No Conflicts and Proprietary Information of Others

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You agree that you will not remove or take any documents or confidential or proprietary data, information or materials of any kind, electronic or otherwise, with you from your current or any former employer to the Company without written authorization from your current or former employer. You further agree not to use or disclose any confidential or proprietary information of others during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

Conditions of Offer and Emplovment

This offer is contingent upon your satisfactory completion of a background (including criminal background) check, as well as our review and consideration of your completed Questionnaire for Prospective Senior Management and any supplement thereto (“D&O Questionnaire”), and verification of all information you have submitted to us. For the avoidance of doubt, this offer may be rescinded, including after your acceptance hereof, and no amounts or benefits shall be due to you, should you not satisfactorily complete the background check or should any of your responses to the D&O Questionnaire be found disqualifying, as determined in the sole discretion of the Company.

As a condition of your employment, you will be required to sign our standard Employment Agreement and Arbitration Agreement, pursuant to which you will acknowledge and agree, among other things, that your employment with Skyworks will be at-will, of an indefinite duration and terminable with or without cause and with or without notice at any time, either by you or Skyworks, and that you will arbitrate any disputes that may arise. We ask that you review the Employment Agreement and Arbitration Agreement prior to your start date. In addition, when you report to work you will be required to acknowledge your receipt and review of our Code of Business Conduct and Ethics, which, among other things, requires you to avoid any activity or relationship that would cause an actual or apparent conflict of interest with your responsibilities to Skyworks, and you will be required to sign and abide by all of Skyworks’ written policies.

Additionally, shortly after accepting the offer and setting a start date, you will receive an email asking you to promptly log into our system and complete Section 1 of the Form I-9. You must complete Section 1 no later than the first day of your employment and submit acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment.

Drug-Free Workplace

Skyworks is committed to providing a drug-free workplace. Therefore, all prospective employees are required to undergo a drug test before becoming a Skyworks employee. By accepting this employment offer, you agree to participate in a pre-employment drug-screening test and understand that employment is contingent upon successfully passing such a test. Detailed testing information is available from our Human Resources Department. If you require further information, please notify me, so that we can address any issues or concerns you may have. In order to allow sufficient time for processing, please complete the drug-screening test within three (3) days of accepting this offer.

Effect of Resignation or Termination for Cause on Signing Bonus

Should you resign your employment for any reason or be terminated for Cause (as defined in the Change in Control / Severance Agreement) prior to the twenty-four (24)-month anniversary of your start date, you agree to repay Skyworks the gross amount of the Signing Bonus. This repayment must be made within seven (7) business days following your separation from employment. By countersigning this letter, you hereby agree to make the foregoing repayment in the event of such resignation or termination for Cause.

Clawback

You acknowledge and agree that you will be subject to and bound by the terms and conditions of Skyworks’ Executive Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “ Clawback Policy”), a copy of which has been provided or made available to you. You will also be required to sign and return Skyworks’ Attestation and Acknowledgement of Clawback Policy.

Entire Agreement; Governing Law

This offer letter (together with the Employment Agreement, Arbitration Agreement, Change in Control / Severance Agreement, the Clawback Policy and stock award plan documents referenced above) contains the entire understanding of the parties concerning its subject matter and supersedes any prior or contemporaneous promises, understandings, agreements, representations, or offers, either written or oral, and may be modified only by a written instrument executed by both parties. The Company reserves the right to amend, modify, or eliminate standard employee benefit and compensation programs at any time with or without notice. This offer letter and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of California.

Upon receiving this offer letter, please contact me to discuss any questions that you may have. Your offer is open for you to accept until 10:00 A.M. Pacific Time on August _, 2025, at which time it will automatically be deemed to be withdrawn. Please indicate your acceptance of the offer by signing and returning a scanned copy of this letter via email to me.

We are excited about the possibility of your joining Skyworks and believe that you will make a significant contribution to our success. If you have any questions about any of the above, please call me.

Sincerely,

Skyworks Solutions, Inc.

/s/ Kari Durham

Kari Durham
SVP, Human Resources

Acceptance of Offer

I have read and understood, and I accept, all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous promises, understandings, agreements, representations, and offers, both written and oral, with respect to the subject matter of this letter.

/s/ Philip Carter	08/22/2025
Philip Carter	Date

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